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                 [Sybron International Corporation Letterhead]
                                                                     EXHIBIT 5.1
                                                                      (Form S-8)







                                January 21, 2000


Sybron International Corporation
411 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

     I am providing this opinion in connection with the Registration Statement of Sybron International Corporation (the "Company") on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed sale of up to 480,000 shares of Common Stock, par value $0.01 per share, of the Company (the "Shares") pursuant to the Company's 1999 Outside Directors' Stock Option Plan (the "Plan").

     I am the Vice President - General Counsel and Secretary of the Company. In connection with this opinion, I have examined: (i) the Registration Statement;
(ii) the Company's Restated Articles of Incorporation and Bylaws; (iii) the Plan; (iv) the corporate proceedings relating to the adoption of the Plan; and
(v) such other documents and records as I have deemed necessary in order to render this opinion. In rendering this opinion, I have relied as to certain factual matters on certificates of officers of the Company and of state officials.

     Based upon the foregoing, it is my opinion that:

     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.

     2. The Shares to be sold from time to time pursuant to the Plan which are original issuance shares, when issued and paid for as contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case.

     I consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving my consent, I do not admit that I am an "expert" within the meaning of Section 11 of the Act, or that I come within the category of persons whose consent is required by Section 7 of the Act.

                                             Very truly yours,

                                             /s/ R. JEFFREY HARRIS

                                             R. Jeffrey Harris
                                             Vice President - General Counsel
                                             and Secretary